Exhibit 99.1

Contacts:	Steven O. Cordier Senior Vice President and CFO Penford Corporation 303-649-1900 steve.cordier@penx.com
Penford Reports First Quarter Fiscal 2010 Financial Results
Sales growth of 12.6% and lower unit costs drive improved consolidated results.
Divestitures completed for Australian operating assets and the New Zealand business. Cash proceeds used to reduce debt.
$20.8 million of cash was generated from continuing operations in the first quarter.
CENTENNIAL, Co., January 8, 2010 — Penford Corporation (Nasdaq: PENX), a global leader in renewable, natural-based ingredient systems for industrial and food applications, today reported that consolidated sales for the quarter ended November 30, 2009 were $67.1 million compared with $59.6 million a year ago. Net income from continuing operations was $1.1 million, or $0.09 per diluted share, compared to net income of $0.6 million, or $0.05 per diluted share last year. A table summarizing first quarter results from continuing operations is shown below:

Penford Corporation — Financial Highlights	Quarter Ended
(In thousands except per share data)	11/30/09	11/30/08	% Change

Industrial Ingredients:
Sales	$50,308	$41,841	20%
Gross margin	4,986	128	—
Operating income (1)	2,154	1,799	20%

Food Ingredients:
Sales	$16,762	$17,742	(5)%
Gross margin	5,642	5,276	7%
Operating income	3,581	3,398	5%

Consolidated:
Sales	$67,070	$59,584	13%
Gross margin	10,628	5,405	97%
Operating income (1)	3,142	2,473	27%
Income from continuing operations	1,056	563	88%
Diluted earnings per share — continuing operations	$0.09	$0.05	80%

(1)	Includes $4.2 million of net insurance recoveries in the quarter ended 11/30/08
Industrial Ingredients
•	Revenue grew 20% with industrial starch sales comparable to prior year and biofuels increasing from a year ago. Sales of Liquid Natural Additive applications grew as the business added new end-markets and customers.

•	Domestic industrial starch demand remains below pre-recession levels. Sales to the international markets improved, while sales to North American customers producing printing and writing papers were below prior year.

•	Positive margins from ethanol operations on higher throughput rates contributed to the improvement in segment financial results for the first quarter. Ethanol volume represented 48% of the Industrial product mix for the quarter.

•	First quarter fiscal 2010 gross margin and operating income expanded on higher capacity utilization rates, revenue gains and a 25% decrease in unit manufacturing costs. Cost reduction programs addressing employee costs, raw materials and processing improvements contributed to lowering production expenditures by $3.6 million in the first quarter of fiscal 2010. Fiscal 2009 first quarter operating income included $4.2 million of net insurance recoveries. No additional insurance recoveries have been recorded since May 2009.
Food Ingredients
•	First quarter fiscal 2010 sales decreased entirely due to the sale of the dextrose business in the second quarter of fiscal 2009. The Company divested the dextrose business after determining that it was not part of the Company’s core strategic focus.

•	Sales of coating applications, which contributed about 50% of revenues, declined 4% as potato processing customers adjusted inventories to historical levels. Sales of other food ingredients, excluding dextrose, offset the coatings decline, with protein, bakery and pet chews applications improving at double-digit rates from the prior year quarter.

•	Gross margin and operating income improved as first quarter unit raw material costs fell 29% and unit production costs fell 12% from a year ago. Cost savings and efficiencies contributed $0.5 million to operating income in the first quarter.
Discontinued Operations
•	The divestiture of the New Zealand business was completed during September 2009 with net proceeds totaling $4.8 million.

•	The sale of the Australian operating assets was completed on November 27, 2009. The assets of the two Australian plants were sold to separate purchasers in two transactions. The Company realized approximately $12.0 million from these sales (after estimated costs of sale). An additional $2.0 million of proceeds has been placed in escrow and may be collected as post-closing conditions are fulfilled over approximately the next 30 months. Penford also retained the trade receivables and payables at the completion date and is currently settling the remaining financial assets and liabilities.

•	The net cash proceeds from these three transactions were used to reduce outstanding bank debt.

•	First quarter loss from discontinued operations before income taxes was $1.4 million. A U.S. tax benefit of $4.9 million, resulting from the partial write off of an intercompany loan to the Australian operations, was recorded in the first quarter and classified to discontinued operations.
Cash Flows and Debt
•	Cash flow from continuing operations improved by $29.1 million on reductions in working capital and the sale of the Company’s operating assets in Australia.

•	At the end of the first quarter of fiscal 2010, the Company had $25.9 million in cash on hand. The Company has not drawn against its revolving credit agreement since May 2009 and reduced outstanding bank debt by $7.8 million in the quarter ended November 30, 2009.

•	The Company’s bank credit facility expires November 30, 2010 and, accordingly, all of the outstanding bank debt of $84.5 million has been classified as a current liability at November 30, 2009. During December 2009, the Company further reduced its debt by $11.9 million. The Company plans to replace or renew its bank credit agreement prior to final maturity.
Consolidated Financial Results
•	Consolidated sales improved 13% to $67.1 million while gross margin, operating income and net income from continuing operations expanded at double-digit rates.

•	The Company’s cost reduction programs, implemented as responses to the Cedar Rapids flood and the global recession, contributed to improved first quarter results. Unit costs for raw materials and manufacturing declined in both North American businesses. Operating income for the first quarter of fiscal 2010 of $3.1 million increased by $0.7 million over the prior year.
•	Interest expense increased $0.5 million in the quarter due to higher debt balances and an increase in amortization of deferred debt costs.
Conference Call
Penford will host a conference call to discuss first quarter financial and operational results today, January 8, 2010 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on January 8, 2010, please phone 1-877-407-9205 at 8:50 a.m. Mountain Time. A replay will be available at www.penx.com.
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has five manufacturing and/or research locations in the United States.
     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the amount and timing of flood insurance recoveries; the Company’s inability to comply with the terms of instruments governing the Company’s debt; the effects of the current economic recession as well as other changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; Company’s ability to renew or replace its bank credit agreement for periods beyond the agreement’s current expiration date; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.
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CHARTS TO FOLLOW

Penford Corporation	Three months ended
Financial Highlights	November 30,
(In thousands except per share data)	2009	2008
	(unaudited)

Consolidated Results

Sales	$67,070	$59,584

Income from continuing operations	$1,056	$563
Income (loss) from discontinued operations	$3,482	$(932)

Net income (loss)	$4,538	$(369)

Earnings per share, diluted — continuing operations	$0.09	$0.05
Earnings (loss) per share, diluted — discontinued operations	$0.31	$(0.08)

Earnings (loss) per share, diluted	$0.40	$(0.03)

Cash Flows

Cash flow provided by (used in) continuing operations:
Operating activities	$20,834	$(8,218)
Investing activities	(1,078)	(1,298)
Financing activities	(5,919)	9,516

	13,837	—
Net cash flow provided by discontinued operations	5,870	1,154

Total cash provided	$19,707	$1,154

	November 30,	August 31,
	2009	2009
	(unaudited)

Current assets	$78,818	$68,336
Property, plant and equipment, net	116,778	119,049
Other assets	32,818	28,147
Assets of discontinued operations	22,291	42,713

Total assets	250,705	258,245

Current liabilities	110,060	44,958
Long-term debt	2,442	71,141
Other liabilities	44,397	43,908
Liabilities of discontinued operations	7,084	18,879
Shareholders’ equity	86,722	79,359

Total liabilities and equity	$250,705	$258,245

Penford Corporation	Three months ended
Consolidated Statements of Income (unaudited)	November 30,
(In thousands except per share data)	2009	2008

Sales	$67,070	$59,584

Cost of sales	56,442	54,179

Gross margin	10,628	5,405

Operating expenses	6,488	6,043
Research and development expenses	998	1,123
Flood costs, net of insurance proceeds	—	(4,234)

Income from operations	3,142	2,473

Other non-operating income (expense), net	636	(606)
Interest expense	1,798	1,270

Income from continuing operations before income taxes	1,980	597

Income tax expense	924	34

Income from continuing operations	1,056	563
Income (loss) from discontinued operations, net of tax	3,482	(932)

Net income (loss)	$4,538	$(369)

Weighted average common shares and equivalents outstanding, diluted	11,266	11,299

Diluted earnings (loss) per share	$0.09	$0.05
Continuing operations	0.31	(0.08)

Discontinued operations	$0.40	$(0.03)
Total

Dividends declared per common share	$—	$0.06
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